CHARITÉ

CharitéCentrum für Innere Medizin und Dermatologie

Charité | Campus Mitte | 10098 Berlin

KLINIK FÜR DERMATOLOGIE, VENEROLOGIE UND ALLERGOLOGIE
Direktor: Prof. Dr. med. W. Sterry
Co-Direktor: Prof. Dr. med. T. Zuberbier

Klinik mit zertifiziertem Qualitätsmanagementsystem nach DIN EN ISO 9001:2008

BEREICH EXPERIMENTELLE UND ANGEWANDTE PHYSIOLOGIE DER HAUT

Leiter: Prof. Dr. Dr.-Ing. J. Lademann
juergen.lademann@charite.de

Unser Zeichen: la-Grz

Tel.: +49 30 450 518 100
Fax: +49 30 450 518 918
www.derma.charite.de

Biozoom Technologies Inc.
Wilhelmshöher Allee 137a
34131 Kassel

Berlin, May 28, 2013

Dear Dr. Köcher,
Dear Mr. Hoheisel,

It will be a pleasure for me to be the chairman of the Scientific Advisory Board of Biozoom. I'm looking forward to a successful cooperation.

Yours sincerely

Prof. Dr. Dr.-Ing. Jürgen Lademann